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DOLLAR GENERAL REPORTS MARCH SAME-STORE SALES

GOODLETTSVILLE, Tenn. – April 6, 2006 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the five-week period ended March 31, 2006, equaled $793.2 million compared to $756.2 million last year, an increase of 4.9 percent. For the five-week period, same-store sales decreased 1.5 percent compared to a 4.2 percent increase in the five-week period ended April 1, 2005.  Same-store sales of highly consumable merchandise increased moderately for the period, while sales of home products, basic apparel and seasonal merchandise declined. Easter is three weeks later this year causing a shift in sales of Easter candy and seasonal items to the April period in fiscal 2006 from the March period in fiscal 2005.

For the nine-week period ended March 31, 2006, Dollar General total retail sales increased 5.5 percent to $1.44 billion from $1.36 billion for the nine-week period ended April 1, 2005.  Same-store sales for the nine-week period decreased 1.0 percent.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 8,038 neighborhood stores as of March 31, 2006.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, house wares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

The 2006 sales numbers are preliminary and unaudited.  In addition, please note that the five-week March 2006 period referred to in this release is based on the five-week retail calendar month as determined by the National Retail Federation, which is widely used in the retail industry. The Company’s fiscal calendar for 2006 does not coincide with the retail monthly calendar and, therefore, sales reported for the fiscal 2006 quarterly periods will differ from the sum of the months.

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